UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 22, 2008

Kaiser Himmel Imperiali, Inc.
(Exact name of registrant as specified in this charter)
(Formally Imperiali, Inc.)

Florida		65-0574887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 S. Flagler Dr., Suite 800W, West Palm Beach, FL		33139
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, including area code: (561) 805-9494

Imperiali, Inc.
(Former Name or Former Address, if Changes Since Last Report)

Item 1.01
Entry into a Material Definitive Agreement

The board of directors of the Company voted on February 13, 2008 to merge iKu a subsidiary of Kaiser Himmel with Fetherstons of London, a subsidiary of Imperiali, Inc. Both parties have agreed to complete the deal expeditiously and proceed with the public registration on the London stock exchange.

Item 1.02
Termination of a Material Definitive Agreement

Item 5.01
Changes in Control of Registrant

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As reported on Form 8-K filed November 22, 2007 an agreement was reached between the Company and Kaiser Himmel Corp. Effective with the agreement the Company has appointed Eric Skys as Chairman of the board.

Mr. Skys is currently the Chairman of Kaiser Himmel Corporation, overseeing the investments in and/or purchase of companies in the technology arena. Mr. Skys has experience with Artificial Intelligence and created the worlds first artificial intelligence powered anti virus in early 2004, Aedan Anti Virus through Backspace2 Corporation. Mr. Skys has served with the United State Marine Corp as a First Lieutenant with specialized training in tactical coordination and weapons development. He has also been trained in special operations and tactics. He has designed weapons for the United States government that include ‘smart weapons’, or weapons that use artificial intelligence. He has worked with Bulltek LTD as Head Software Developer, CTO, CIO, Director of Security Intelligence, and their Anti-Hacker Countermeasure Event Coordinator. He also created his own video game company at age 16, Virtual Active Systems.

Mr. Skys is qualified to write software in most program languages and has developed his own language as well.

Item 7.01
Regulation FD Disclosure

Item 8.01
Other Events

Also effective with the agreement with Kaiser Himmel the Company has changed it’s name to Kaiser Himmel Imperali, Inc.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KAISER HIMMEL IMPERIALI, INC

By Daniel Imperato
Interim Chief Executive Officer

Date: February 22, 2008